Exhibit 5.1

March 1, 2013

Leucadia National Corporation

315 Park Avenue South

New York, NY 10010

Ladies and Gentlemen:

We have acted as counsel to Leucadia National Corporation, a New York corporation (the “Company”) in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of November 11, 2012, by and among the Company, Limestone Merger Sub, LLC, a Delaware limited liability company, Jefferies Group, Inc., a Delaware corporation, JSP Holdings, Inc., a Delaware corporation, and Jasper Merger Sub, Inc., a Delaware corporation (as it may be amended from time to time, the “Merger Agreement”) and in connection with Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), covering up to 64,364,485 common shares, par value $1.00 per share, of the Company (the “Shares”) to be issued pursuant to (i) the Leucadia National Corporation 2003 Incentive Compensation Plan, as amended and restated as of March 1, 2013, (ii) the Leucadia National Corporation 1999 Directors’ Stock Compensation Plan, as amended and restated March 1, 2013, (iii) the Jefferies Group LLC Employee’s Profit Sharing Plan, as amended as of March 1, 2013 (collectively, the “Plans”), as a result of the Company assuming such Plans pursuant to the transactions contemplated by the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, Merger Agreement, the Plans and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized, and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement, the Merger Agreement and the Plans, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP